Exhibit 99.1

Noodles & Company Announces $35.0 million Share Repurchase Program

BROOMFIELD, Colo. - June 4, 2015 (Global Newswire) - Noodles & Company (NASDAQ: NDLS) today announced that its Board of Directors, as part of the Company’s focus on shareholder returns, has approved a share repurchase program under which it authorized the Company, at its discretion, to repurchase up to $35.0 million of its Class A common shares funded through a combination of cash on hand, cash flow from operations and the Company’s revolving line of credit. In conjunction with the share repurchase program, the Company has amended its existing revolving line of credit to increase the maximum available borrowing capacity to $75.0 million from $45.0 million and extend the maturity date to June 2020 from November 2018. As of May 26, 2015, Noodles & Company had approximately $22.4 million of outstanding indebtedness under its revolving line of credit.

“We are pleased to announce the initiation of a share repurchase program which reflects our confidence in the long-term strength of the Noodles brand, as well as our continued commitment to optimizing shareholder returns," said Kevin Reddy, Chairman and Chief Executive Officer of Noodles & Company. “We have built a solid infrastructure with regard to development, operations and supply chain that has us well positioned for continued growth throughout the country, and we will continue to focus on improving our underlying business by narrowing the brand awareness gap and more effectively communicating our culinary expertise. We believe today’s adoption of this repurchase program will further strengthen our ability to return value to our shareholders without diminishing our ability to grow our restaurant base.”

About Noodles & Company
Founded in 1995, Noodles & Company is a fast-casual restaurant chain that serves classic noodle and pasta dishes from around the world with 455 locations system-wide in 33 states and the District of Columbia as of March 31, 2015. Known as Your World Kitchen, Noodles & Company's globally inspired menu consists of more than 25 fresh, customizable noodle bowls, salads, soups and sandwiches that are prepared quickly using quality ingredients. From healthy to indulgent, spicy to comforting, the menu provides favorites for everyone from kids to adults. Popular dishes include the Med Salad with grilled chicken, spicy Indonesian Peanut Sauté and creamy Wisconsin Mac & Cheese.